EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-102221 of Radiant Systems, Inc. on Form S-3 and in Registration Statements No.’s 333-23237, 33-41327, 333-62157 and 333-71892 of Radiant Systems, Inc. on Forms S-8 of our report dated February 7, 2003 (October 10, 2003, as to Note 2 and Note 15), relating to the consolidated financial statements of Radiant Systems, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets and also includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in Form 8-K of Radiant Systems, Inc. filed on October 10, 2003.

/s/ Deloitte and Touche LLP

Atlanta, GA

October 10, 2003